Exhibit 99.1
Contacts:
Al Swanson
Senior Vice President — Finance
713/646-4455 — 800/564-3036
Roy Lamoreaux
Manager, Investor Relations
713/646-4222 — 800/564-3036
FOR IMMEDIATE RELEASE
Plains All American Pipeline, L.P. Announces Extension of Exchange Offer
(Houston — October 31, 2008) Plains All American Pipeline, L.P. (the “Partnership”) (NYSE: PAA) today announced that it has extended to 5:00 p.m., Eastern Time, on November 12, 2008, its offer to exchange (the “Exchange Offer”) all of its outstanding 6.50% Senior Notes due 2018 (the “Old Notes”) for its 6.50% Senior Notes due 2018 (the “New Notes”) that have been registered under the Securities Act of 1933, as amended (the “Securities Act”). The Exchange Offer had been scheduled to expire at 5:00 p.m., Eastern Time, on October 30, 2008. As of 5:00 p.m., Eastern Time, on October 30, 2008, Old Notes in the approximate aggregate principal amount of $599,455,000, or approximately 99.91% of the outstanding issue, had been validly tendered in the Exchange Offer.
This press release shall not constitute an offer to purchase or exchange nor the solicitation of an offer to sell or exchange the Old Notes or New Notes. The Exchange Offer was made solely by the Partnership’s Prospectus dated September 25, 2008, including any supplements thereto, and is subject to certain conditions specified therein.
For more information, contact the Exchange Agent, U.S. Bank, National Association, Attn: Brandi Steward, U.S. Bank Corporate Trust Services, Specialized Finance Dept., 60 Livingston Avenue, St. Paul, Minnesota, 55107 (Facsimile: 651-495-8138).
Holders of Old Notes who do not tender before 5:00 p.m., Eastern Time, on November 12, 2008, will continue to hold unregistered securities and will have no right to compel the Partnership to register their Old Notes under the Securities Act.
Plains All American Pipeline, L.P. is a publicly traded master limited partnership engaged in the transportation, storage, terminalling and marketing of crude oil, refined products and liquefied petroleum gas and other natural gas related petroleum products. Through its 50% equity ownership in PAA/Vulcan Gas Storage LLC, the Partnership is also engaged in the development and operation of natural gas storage facilities. The Partnership is headquartered in Houston, Texas.